Exhibit 99.2

EXTREME NETWORKS

Moderator: Bill Slakey

October 20, 2004

4:00 pm CT

Operator:	Good afternoon ladies and gentlemen and welcome to the Extreme Networks Quarterly Results conference call. At this time, all participants are in a listen-only mode. Following today’s presentation, instructions will be given for the question and answer session.

If anyone needs assistance at any time during the conference, please press the star followed by the zero. As a reminder, this conference is being recorded today Wednesday October 20, 2004. I would now like to turn the conference over to Bill Slakey, Chief Financial Officer with Extreme Networks. Please go ahead sir.

Bill Slakey:	Thank you operator. Good afternoon everyone. Thank you for joining us. On the call with me today is Gordon Stitt, President and CEO of Extreme Networks. This afternoon we issued a press release announcing our financial results for Q1 of fiscal 2005. A copy of this release is available on our Web site at www.extremenetworks.com.

Let me remind you, this call is being recorded and broadcast live over the Internet. It will be posted on our Web site and available for replay shortly after the conclusion of the call. Some of the remarks made during this call may contain forward-looking statements about guidance, product introductions and customer developments, which reflect the company’s current judgment on those issues. Because such statements deal with future events, they are subject to risks and uncertainties that could cause actual results to differ materially.

In addition to the factors that may be discussed during the call, important factors that could cause actual results to differ materially are contained in the company’s Form 10Qs and Form 10Ks, which are on file with the Securities & Exchange Commission and available on our Web site.

And with that, let me now turn the call over to Gordon Stitt.

Gordon Stitt:	Thanks Bill and thanks everyone for joining us. I’d like to begin by saying that we’re very pleased with the results for our first quarter and our new fiscal year. The results represent another quarter of positive momentum and market acceptance for our innovative networking technology. Amongst both our installed base and new customers.

The first quarter is typically a slower quarter for us due to seasonality issues, which includes our fiscal year ending the previous quarter and summer slowdowns in some regions. So it pleases our team even more that we increased revenue, increased profitability, increased gross margins and increased cash flow over the previous quarter and over previous year results.

During Q1 we grew revenue to $95.1 million and we achieved a topline range that we mapped out for ourselves last quarter. We remain on target to deliver on our calendar 2004 goal to grow revenues in the December 2004 quarter by 15% or more above the $83.4 million reported last December of 2003.

After retuning to profitability last quarter, we are pleased to report increased profitability this quarter. This is the result of our operating discipline, the strength of our new product cycle, and the match between our products and the market requirements.

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We also believe that there is a gradual improvement in the networking infrastructure market. And again, that demand is a match to our product line.

Now I want to be clear that from time to time there may be some noise around that trendline, but we do see a gradually strengthening environment.

There are some distinct factors that are driving this strengthening of demand for Extreme products.

I would like to address these first in our enterprise market and then follow-up with the factors in the metro market.

Many enterprise networks were upgraded in anticipation of Y2K. Those networks installed with state-of-the-art 1999 switching technology are getting older. Conventional thinking would have it that when these products are fully depreciated, they would be replaced. However, in these economic times, that conventional view has been thrown out.

Enterprises upgrade when they have a reason to, not when the clock runs out. So it’s important to understand the environment, what is changing and what will drive these enterprises to upgrade.

We believe that there are several factors that will drive enterprises to upgrade their infrastructure. One of the most important is convergence, that is the integration of voice, video and data onto the data networks.

Now in the past, we have seen performance as a driver for network upgrade. We see this as a less important factor today. Networks installed in the last three to four years, have adequate raw performance for today’s applications. But existing networks are hampered in their ability to deliver on converged applications such as voice and media.

I believe that those suppliers that deliver infrastructure supporting convergence will be in position to win the vast majority of upgrades over the next several years.

The days of speeds and feeds in our business are over. The companies that focus only on performance will be relegated to niche status. We’ve already seen some suppliers of enterprise networking equipment report poor results and I think these trends will continue.

So let me spend a few minutes and comment how I think Extreme is well-positioned. I’d like to address technology first, then our partnerships and channels.

So the technology necessary for convergence applies at a number of levels. And it’s important to look at those to see how we drive a network upgrade. The first technology required for convergence is end to end quality of service or QoS. That is the ability to segregate traffic based on the different requirements for delivery.

Now the most important characteristic is delay. For example, if the Web page is delayed, no problem. But if voice packets are delayed, communication can be disrupted. The lack of end to end QoS in the aging installed base will be a driver for upgrade.

Now Extreme has deep experience and expertise in QoS. Our first product introduced in 1997 delivered the first comprehensive QoS for gigabit Ethernet. Over the last seven years we have evolved this technology and continued our leadership. And importantly, our organization has deep experience assisting customers with implementation. We are the leader in our ability to efficiently deliver and implement QoS.

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Now the second area of technology that can drive a network upgrade is network availability. This is a drive toward 100% uptime in IP network. Let me give you an example about why this is important and why it can drive an upgrade cycle as convergence is implemented.

In a Web world we have become accustomed to rapid response when we go to an application or a Web site. But occasionally we have to click refresh because somewhere on the IP network there was a packet lost and the transaction disrupted. And this is no big deal for most applications.

When we click Refresh, the required command is resent, page reloaded, we’re back in business. But in a converged network, the several second delay has a different impact. A three second dropout on the voice-over IP call is very noticeable. And the user will likely call the IP support organization and complain.

If this happened on a high priority conference call, the urgency of fixing that dropped call will escalate. The solution is to build high availability into enterprise networks. High availability is a key enabler to converged applications and it is not widespread in older networks.

Network availability has been a key area of investment for Extreme for many years now. From our perspective, there are two areas where high availability technology is applied, in the switch itself and in the protocols that connect switches together. In other words, there are system or box level technologies and network level technologies.

Let’s look at the systems level first. Extreme was one of the first companies to provide redundant switch fabrics in a modular Layer 3 switch. Redundant switch fabrics allow forwarding in case of a failure. We follow it with hitless failover – that is the ability to move traffic very rapidly from one fabric to another without dropping packet. In other words, we can maintain voice calls in the event of a fabric changeover.

Now there are many other capabilities in our hardware that contribute to high availability including redundant power, redundant fans, fail-safe mechanisms, et cetera. And our experience over the years has led us to deliver the hardware high availability that you see in our systems today with our BlackDiamond 10K being a prime example.

But having hardware high availability is only part of the technology answer. The more complex and challenging aspect of high availability is delivering it on software.

Several years ago, we initiated a project to deliver a highly reliable, highly available networking environment. We called this new operating system, ExtremeWare XOS or X-O-S. Development began in the 2000 timeframe and XOS was first delivered to customers in December of last year.

XOS implements a wide-range of unparalleled high availability features, is a robust operating environment that provides features such as symmetric multiprocessing, modular process loading and process restart.

We also dramatically simplified the environment and created open interfaces so that we can integrate software from partners into this high availability platform.

During the quarter, we introduced the second major release of ExtremeWare XOS, Version 11, which broadened the feature set even more.

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It’s interesting to note that a large router manufacturer recently introduced their new high end router for carriers and spoke glowingly of their new operating system with words such as voice grade availability. They talked about modularity being a critical component to delivering this voice grade availability.

They also made it clear that this was a carrier platform. Now we couldn’t agree more on the modularity requirements. But we believe that voice grade availability should apply to all networks, not just those in the carrier core.

XOS delivers today to enterprises that voice grade availability. Now this is a significant differentiator for Extreme today and moving forward. Our ongoing investment in the software platform is focused and is significant. It is one of the reasons that people will choose to upgrade and will choose Extreme.

But from a systems perspective, our investments in high availability networking, both hardware and software position us well for the next upgrade cycle.

So what about the network itself? We’ve invested in the system, but how do we make it all work together to deliver convergence? Again, in our early roots as a company, we designed network level features into our products for high availability. We’ve implemented dual homing since the beginning giving our customers the ability to have redundant connections to core switches.

We introduced ESRP, our redundant routing protocol that operates at both Layer 2 and Layer 3, again, providing high network availability.

Several years ago, our carrier customers were asking us for a ring redundancy protocol. That is a way to provide voice class resilience on a metro network.

We invented a protocol that we call EAPS – which is an acronym for Ethernet Automatic Protection System – that provides for voice class resilience. This technology widely used in our carrier customers is now being deployed broadly in enterprise applications. Each brings carrier class voice grade protocols to the enterprise and allows Extreme to build networks that deliver high availability.

So from a technology standpoint, we’re exceptionally well positioned to deliver converged applications in the enterprise.

So I’ve spent time talking about the enterprise markets and what’s driving upgrades. I’d like to now shift gears to the Metro Ethernet service provider side, which represents 20% to 25% of our business.

Now interestingly there are many parallels. We are seeing some aging networks as we do in enterprise. And we are seeing requirements for convergence. Carriers are focused on incremental revenues and services. And that means voice and video.

The so-called triple play for carriers is the delivery of voice, video and data to customers, and that is the hot button that will enable Metro Ethernet carriers to increase revenue.

So for Extreme, the same QoS that integrates the voice into the enterprise enables the triple play. We’ve built extensive capabilities for very fine grained QoS into our Triumph generation of ASICs, and into our fourth generation Genesis ASICs.

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And as I mentioned for enterprises, we have the same level of expertise in implementing QoS for customers. This is a significant competitive advantage for us. We feel we are well positioned to win new customers as well as to upgrade existing networks.

Now the high availability requirements of carriers are well-known and I don’t need to explain those to you. The investment that we have made in both system availability and network availability will serve us well in the Metro Ethernet market.

That brings us to the next topic, which is the partnership and channel that we have developed to capitalize on these network upgrades.

As you recall, we announced a comprehensive partnership with Avaya late last year and kicked off activities at the start of this calendar year.

The Avaya-Extreme relationship continues to grow stronger. As discussed on previous calls, our two sales teams are working well together around the world. We continue to train and certify their sales force and their extensive channel partners.

Last spring the two companies demonstrated IP telephony running on the N+I show InterOp Network in Las Vegas. This was a great demonstration of a best of breed converged infrastructure.

We also demonstrated some of the technology from our joint R&D efforts, which included network management applications that for the first time allow users to manage a multi-vendor IP telephony network from a single console.

We are on track to ship our first joint technology early in the calendar year of 2005. With the success of the partnership, I’m pleased to say that the two companies have recently extended the relationship for another year, making it a four-year partnership.

Our relationship with Avaya and other technology leaders is a very important component of our opened converged network strategy.

Please allow me to change gears for a moment and discuss some of the changes that we have made here at Extreme in our team.

Last quarter we announced that we appointed a new senior vice president of worldwide sales, Frank Carlucci. Frank was joined by Shawn Darcy, who came to us as vice president for North America sales.

Transitions in a sales organization are always challenging. And we put in place a number of incentives during the June quarter to assure top performance of our sales organization as we went through the transition.

After the first quarter with new sales management, I am very pleased with the success of the transition. Both Frank and Shawn have immediately integrated into the team, they have taken leadership of the organization, and put up the numbers in what is typically a seasonally slow quarter. Not only did the sales team, put up the numbers, but there is a strong sense of momentum within Extreme that will carry us through this year.

But the real results come from customers. I’d like to spend a few moments going through some of our wins and installs during the quarter.

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Now last quarter, I discussed how leading research institutions have been deploying our switching solutions, and our BlackDiamond 10K switch in particular. Today, I’d like to review some of our recent enterprise customers deploying this award-winning core switch. This core switch offers both unique and advanced features, delivering the resiliency and scalability that mainstream businesses have come to expect.

National electronics retailer RadioShack of Texas, a leading consumer innovator, will be implementing a converged network solution from Extreme Networks and Avaya at its newly established corporate headquarters in Fort Worth. Extreme, and the BlackDiamond 10K switch, was selected for its ability to deliver a complete Enterprise solution with functionality, scalability and comprehensive approach for reliably delivering converged applications over the network.

Pacific Title & Art Studio of Hollywood produces the majority of domestic movie trailers for theatrical distribution. The company considered a new IP network to support its advanced equipment, including scanners capable of digitizing film at very high resolutions and laser film recorders for full digital production. Pacific Title takes media and convergence truly to the extreme. They are implementing the BlackDiamond 10K switch and our Summit 400 gigabit edge switch solutions to establish a very high performance LAN, where film resolution with file sizes in the hundreds of megabits, can easily be exchanged across its multiple buildings.

Great Britain’s Auto Trader website, the UK’s largest used-car online forum, is enhancing its network performance and availability with Extreme Networks. The expansive site hosts 2 million unique user visits per month, where they come to view a rich assortment of cars and can choose to have content distributed via mobile and digital platforms. The site is powered by Extreme’s Summit 400 switch. This results in a highly scalable network with Gigabit connectivity at the edge, a boost to these core web applications.

Now on the service provider side. Service providers and local governments are sponsoring Metropolitan IP network projects that are aimed at delivering advanced applications and services.

In China, two regional cable TV service providers, Jinan Cable and Nan-jing Cable, are relying on Extreme’s switching solutions, including 10 Gigabit Ethernet capabilities with our BlackDiamond 6800 platform, to deliver Internet access across residential Ethernet connections. Extreme offers a cost-effective way to roll out these services and delivers the backbone scalability as communications grow in scale and content.

In the local government segment, Michigan’s Oakland County, incorporating cities such as Auburn Hills, Bloomington, and Pontiac, is finishing an immense network upgrade, implementing our Alpine and Summit switches to establish a countywide Metro network. The network, all managed and monitored from a single console with our EPICenter management application, supports high speed emergency voice communications over IP transport. Additionally, the criminal justice department can now rely on IP video streams to modernize the arraignment process, taking up less time and resource.

Also in the Metro Ethernet arena, we are working with KAMO – and KAMO is an acronym for Kansas, Arkansas, Missouri, and Oklahoma – their K-PowerNet, a leading-edge data, voice and video service, capable of offering scalable and flexible Ethernet data services in the four-state metropolitan area. KAMO has been utilizing Extreme Networks’ EAPS capability on its network to achieve carrier-class resiliency with sub-50 millisecond failover for services that are supported by Extreme Networks’ Alpine switching platform, retail fiber optic cabling and wireless network connectivity.

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Another example is Brookwood Hospital of Alabama, a 546-bed facility, is implementing Extreme to enable a transcription dictation system, called Healthynet. This allows personnel to carry tablets or laptops with them where they can immediately access transcription information from any area of the hospital. Our 48 port and 24 port Summit switching solutions brings flexibility, allowing them to deploy Access Points for any given floor of the facility.

And finally, the Georgia Court of Appeals has also been implementing our UAA solution for a new courtroom Wireless LAN Internet access and communications system. With the system, courtroom staff can access research materials on the Internet throughout trial proceedings. They also use the network to enable instant messaging between personnel. These capabilities increase the efficiency of the proceedings while minimizing interruptions.

So before turning things over to Bill, let me summarize. We believe that demand is firming. We believe that there is a significant opportunity ahead for network upgrades. We have excellent technology, strong partnerships and strong channels to capitalize on this opportunity. Our performance over the last few quarters demonstrates how we have undertaken the right steps to grow, while many others in our sector are contracting.

With that, I’d like to turn the call over to Bill. Bill?

Bill Slakey:	Thank you Gordon. Good afternoon again everyone.

As always, I’m going to briefly review our financial results for the quarter and then update our expectations for future performance.

Revenue for the quarter was $95.1 million, up 3% sequentially and up 9% year-over-year. Revenue consisted of $81 million in product revenue and $14 million in service revenue.

Service revenue was up 6% sequentially and 31% compared to the year-ago quarter, making this the fifth consecutive quarter in which service revenue has been flat-to-up on a sequential basis. Service revenue now makes up 15% of total revenue, compared to 14% in Q4 and versus 12% in Q1 a year-ago.

Product revenue increased 3% sequentially and 6% year-over-year.

Shipments of modular products represented 54% of sales, and stackables represented 46%. This was a slight shift towards stackable products from last quarter, but generally consistent with our typical mix. The split of enterprise sales and service provider sales was 75% to 25%, a slight shift towards service providers compared to Q4, but generally consistent with our typical mix. We had one 10% customer during the quarter, Tech Data.

During the quarter we saw a sequential increase in revenue from our BlackDiamond 10K product line. Gordon noted for you the XOS related upgrades now available for the BlackDiamond 10K, specifically XOS 11. This upgrade notably enhances the capabilities of the product and is playing an important role in increasing revenues. Another driver of demand for the BD10k is increasing use of 10gig in the core of networks. As evidence of that trend, our bookings of 10gig ports worldwide increased over 50% sequentially in September.

Revenues attributable to our Avaya relationship increased sequentially during the quarter as well. We are now getting incremental traction in Europe as well as the U.S. We have also refocused our Avaya sales team – or I should say transitioned our Avaya sales team – in the U.S., moving them out of the training and support role they have played during the first few

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quarters of the relationship and getting them more directly involved in driving sales and pipeline increases. Avaya revenues now account for more than 5% of our total revenue, and we are targeting to add at least $1 - $2 million sequentially to our revenue each quarter, as we did this quarter.

In other parts of the product line, we saw strong contributions this quarter from newer products, such as the Summit 200 and 400, with the Summit 400 benefiting in part from an increase in the role out of gigabit to the desktop. We also saw sequential increases in sales of our Alpine products, including sales of our new POE and Unified Access capable blades, another indication of customers ordering for voice-over-IP requirements. Sales of some of our older stackable and chassis products declined during the quarter, consistent with a shift in mix towards newer products.

Our book-to-bill for the quarter was below 1. This was a function of a very strong Q4 bookings result when year-end sales activities resulted in unusual number of bookings for Q1 delivery occurring in Q4. One way to normalize for this is to look at book-to-bill over the six month period of Q4-to-Q1, and our book-to-bill is above 1 for that period in total. Our expectation is that we will return to a more typical pattern of book-to-bill being at to above 1 in December, and our current read of our order pipeline supports that view.

Looking at sales geographically, revenues in the U.S. were $40.4 million, up 5% sequentially and up 11% versus the first quarter a year ago. This is now our third consecutive quarter of sequential revenue growth in the U.S.

In the U.S., our national resellers – Dell, SBC, Siemens, and Verizon – in total accounted for approximately 24% of our U.S. bookings, an increase from approximately 21% in Q1 a year ago.

Of particular note in the quarter was sequentially higher revenues from Europe in what is typically a seasonally weak quarter. Revenues in Europe were $25.2 million, up 2% sequentially and up 21% versus the same quarter a year ago. A very good result. We saw good sequential growth in southern and central Europe, and in areas that did not grow sequentially we generally saw less of a seasonal decline in revenues relative to the last two years. Of note – excuse me – in Japan revenues were $18.2 million, down 5% sequentially and down 3% from the first quarter a year ago. We are gradually growing our enterprise business in Japan, but lumpiness in our service provider business may obscure that from one quarter to the next.

Looking at Asia outside of Japan, revenues were up 14% sequentially at $11.3 million, in line with revenue of $11.5 million in Q1 a year ago. Revenues in Asia can be lumpy for us, but this is now two consecutive quarters of sequentially higher revenue.

Looking at gross margins now. Total gross margin increased to 53.2% in the quarter, from 52.5% in Q4. Product gross margins were 55.3%, roughly flat with the 55.5% reported in Q4. Product gross margins were down from 56.4% reported in Q1 a year-ago. A year ago, you may recall, we had a benefit of one time items on the cost of goods line which we noted for you at the time added approximately 1% to our product gross margin in that period. Absent that benefit, product gross margins were approximately flat compared to a year ago.

Service gross margins were 40.9% for the quarter, up from 34.5% in Q4 and substantially up from 14.9% in Q1 a year ago. Our service gross margins have benefited over the past year from higher revenues as well as improvements we’ve made in reducing the price-per-unit repair costs, failure rates, and overhead.

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Turning to operating expenses. Total operating expenses for the quarter were $45.8 million, down from $46.5 million in Q4 – this Q4 figure does not including a restructuring charge last quarter. The sequential reduction in operating expense was driven by a $1.5 million reduction on the sales and marketing line as we moved past year-end commission accelerators and marketing activities that were part of the spending mix in Q4. G&A spending was up sequentially on slightly higher legal bills and Sarbanes Oxley-related spending. R&D was up slightly as well on higher project spending.

Our operating expenses (not including restructuring charges) have now been in a range of $45.8 million to $46.6 million for four consecutive quarters, dating to fiscal Q2 of last year. This is consistent with the goal we have laid out previously to reduce operating expenses as a percentage of sales by keeping spending generally flat while revenues rise. Over the last four quarters this formula has resulted in over a 7 point reduction in operating expenses as a percentage of sales, from 55.4% in Q2 of fiscal 2004 to 48.1% this quarter.

Operating income for the quarter on a GAAP basis was $4.7 million or 5.0% of sales, compared to an operating profit of $1.2 million or 1.4% of sales in the same quarter a year ago. The year ago results included a restructuring charge of $1 million.

Adding in $100,000 of net other income and expense leaves income before taxes at $4.9 million, for the quarter. After-tax income was $4.1 million or three cents per share. The total shares used to calculate diluted EPS in the current quarter was 123.4 million shares. Total shares outstanding at quarter end were 120.8 million shares.

A note on our tax rate, which was 15% for the quarter. As a result of tax losses incurred by the company over previous years, which we use today to offset some of our tax liabilities, we anticipate a relatively low effective tax rate on our results for some time. The 15% rate used this quarter is representative of the rate we expect to record against our results throughout this fiscal year, based on our current level of profitability.

Turning now to the balance sheet. Total cash, cash equivalents, short-term investments and marketable securities on September 26 was $439.9 million, up $14.2 million from the fourth quarter, and up $36.6 million from the first quarter a year-ago. This was a very solid performance during the quarter and was the result of both our improved profitability and good working capital management.

Accounts receivable were $28.8 million. DSOs at quarter end stood at 27 days, an improvement from an already respectable 33 days at the end of Q4.

Net inventory at quarter end was $23.9 million, down $2 million sequentially. Inventory turns stood at a very good 7 turns for the quarter.

Accounts payable balances at quarter-end were $20.4 million, which is $1.4 million higher than balances ending Q4.

Some other items for you. Depreciation and amortization for the quarter was $6.3 million; capital expenditure for the quarter were $2.2 million; headcount at quarter-end stood at 788 regular employees, which compares to 784 at the end of Q4. We also had 56 contractors on board at quarter end.

Turning now to guidance. For revenues in the December quarter, our expectations are that the environment for networking vendors will improve modestly and provide a backdrop for revenue growth. Gordon has outlined for you the logic behind that expectation. As for growth opportunities specific to Extreme, we think that a continued focus on new products

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and a continued contribution from our Avaya relationship, and continued sales execution, can help provide the basis for revenue growth from the September quarter to the December quarter. We currently anticipate that revenues will grow 1%–5% sequentially from September to December. If achieved, that would leave us with revenue growth in a range of approximately 15%–20% in December 2004, compared to the December quarter a year ago. This is consistent with the goals we first laid out for you last year.

On gross margins. To remind everyone of our previously stated goals for calendar 2004, our goal was to expand gross margins as a percentage of sales generally throughout the year. We may not expand gross margin sequentially each and every quarter, but our goal has been to be operating in a range of 52%-55% total company gross margin by the December calendar quarter. We actually began to operate within that range in the June quarter, and moved up in that range in September. Our expectation for the December quarter is that gross margin as a percentage of sales will be similar to the 53.2% that we have reported for September. By similar we mean slightly up or slightly down, depending most importantly on the precise mix of product and channel sales we ultimately record during the quarter.

On operating expenses and improving the operating leverage in our business. Our previous goal for calendar year 2004 has been to improve operating leverage by holding operating spending very close to current levels while increasing our quarterly revenue rate such that operating expenses fall to a range of 42%–47% of sales by the December quarter. We have made progress towards that goal each quarter of calendar year 2004. Our current expectation for the December quarter is that operating expenses will be in a range of $46 millon-$47 million in total, meaning that we are within striking distance of operating within our target percentage range in December. Ultimate success will depend on the precise level of revenues and spending within the ranges we have laid out.

And, to reiterate my previous comment, we anticipate a tax rate of 15% going forward through this fiscal year

As always, I will note that there are risks associated with our expectations. It is important to note that after three quarters of revenue growth we are still in the beginnings of a return to sequential growth for Extreme, and it is too soon to call any trends. We are encouraged by the revenue growth we have seen in the U.S. and Europe in the past two quarters, and by the progress we are making with new products and the Avaya relationship. But, it is still a case where one or two large deals a quarter can make a difference between sequentially up or sequentially down revenue. Our quarters are back-end loaded, with approximately 50% of our business done in the last month of the quarter.

So, let me summarize my comments this way: We are very pleased with the revenue growth and improved profitability that we have delivered this quarter and that we have delivered each quarter of calendar 2004 thus far. We are pleased that for the third consecutive quarter we have laid out our expectations for investors and then delivered on those. A number of parts of our business showed solid improvement sequentially and year-over-year. And we are looking forward to and planning for additional progress in the December quarter. That said, there are several risks associated with our plans that we will be watching them closely.

With that, let me turn the call back over to Gordon.

Gordon Stitt:	Thanks Bill. I’d like to summarize a couple of points before opening things up for questions. First of all, we believe that the climate is getting gradually better. We believe that there are strong upgrade cycles ahead in the marketplace in both of our markets, in enterprise and Metro Ethernet.

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We believe we are well positioned to capitalize on those upgrades. While our competitors struggle with products, performance and viability issues, we have been investing in building the foundation for success. We have strong products that deliver on the requirements for convergence. We have strong partnerships to broaden our appeal and increase customer stickiness.

And we have strong global channels well versed in the requirements of large scale enterprise and Metro Ethernet networks. And we have a fantastic customer base of some of the largest companies and carriers in the world that have taught us well in terms of their requirements.

Operator, with that I would like to open up for questions.

Operator:	Thank you sir. Ladies and gentlemen, at this time we will begin the question and answer session. If you have a question, please press the star followed by the 1 on your push-button phone. If you would like to decline from the polling process, please press the star followed by the 2. You will hear a three-tone prompt acknowledging your selection.

If you’re using speakerphone equipment, you will need to lift the handset before pressing the numbers. One moment please for our first question.

The first question is from Mark Sue. Please state your company name followed by your question.

Mark Sue:	Thank you. It’s RBC Capital Markets. Gordon, can you just comment on government spending? Was it a regular vertical for you during the quarter or did you see a strong flush at the end of the quarter? And how are things shaping up for the government vertical for the December quarter? And maybe if you could split your commentary between federal and state and local.

And then Bill, if you could just comment on deferred revenues. That was down a little bit in the current quarter.

Gordon Stitt:	Hi Mark. So in terms of looking at September quarter – and I think your interest there is primarily in federal – we did not see a major flush of budgets. Our federal business continued on. I don’t have the exact numbers in front of me. But we did not see a year end flush.

In terms of, you know, guidance going forward, you know, state and local has been strong. I mentioned a couple of wins on the call in terms of metro networks that are being implemented by governments. Now we count those in the metro space, not as enterprise. So we don’t break out that subset. But that part of the business is strong.

Bill Slakey:	And Mark, this is Bill. On deferred revenue, it was down approximately $3 million in the quarter. That was due almost entirely to service contract, professional contract – or professional services, and warranties, extended warranties.

Mark Sue:	All right, thank you.

Bill Slakey:	Thank you.

Operator:	Thank you. Our next question is from Alex Henderson. Please state your company name followed by your question.

Alex Henderson:	Thanks, Smith Barney. Your comment that the climate’s gradually improving seems to contradict I think a lot of people’s view on what’s going on externally. Certainly if you were

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to look at the supply chain numbers over the course of the last couple of months, lead times on chips have rolled over. Most of the chip companies have missed numbers. The contract manufacturers have brought down production expectations. And there seems to be a growing view that conditions are in fact, rolling over a little bit. What gives you the confidence in the statement that the climate’s improving? Can you give us a couple of indicators that you’re looking at? For instance, are you tracking your VAD/VAR activity rates? Have you seen any improvement in closure rates? Have you seen increase in deal sizes or any of the variables along that – those type of metrics. And just to be sure I understood what you said, you said that you expect revenues up 1% to 5% for the next quarter with a book to bill above 1 in the December quarter. Is that correct?

Bill Slakey:	Alex let me – a this is Bill. Let me jump in on that last question and then leave the first set of questions to Gordon.

Yes, we did say that revenues up 1% to 5% sequentially and that we anticipate book to bill at or above 1 in the December quarter.

Gordon Stitt:	Yes, Alex, this is Gordon. In terms of why we say demand is strengthening, you know, again as I mentioned in the prepared remarks that we feel we have an excellent solution for what people are buying and to drive people towards the network upgrade cycle. And I think that’s an important differentiator for us. We base it in general on pipeline measurements. We do a very careful cracking of our sales pipeline, our close rate. We also look in detail at what our regional commitments are and what the upside is. We do see a great pipeline. We do see a lot of activity that’s been going on. And I would say that’s been going on for the last several quarters. And I have made that comment in the past.

Alex Henderson:	So if I could just follow-up, so you’re saying that your pipeline is accelerating. Is it accelerating at a rate faster than the rate that acceleration in revenues that you’re giving us guidance towards? And if your closure rate is starting to show some improvement or is it flat? And you mentioned deal sizes.

Bill Slakey:	Yes, I mean my answer was really to your question as a general one as why do we feel that things are firming and demand is strengthening. And I’d rather not get into any specifics of being measured quarter to quarter, month to month on our internal sales statistics other than to say that that is the source of our confidence.

Alex Henderson:	So your confidence seems like it’s predicated primarily on Extreme-based issues. That doesn’t necessarily imply an improving economic climate or backdrop. Would you say that you also think that the economy is – or the backdrop broadly for the overall industry is improving or is it just an Extreme specific comment?

Bill Slakey:	Alex, I’m sorry, I’m not that smart. I can’t predict the overall economy. All I can say is that looking at our metrics, that we have a little more confidence.

Alex Henderson:	Okay, thanks.

Gordon Stitt:	Thank you Alex. And we’re going to try and limit questions a little bit to make sure we get through everyone who’s on the list right now. Operator, could we take the next question?

Operator:	Yes, thank you. Our next question is from Subu Subrahmanyan. Please state your company name followed by your question.

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Subu Subrahmanyan:	Thank you. Sanders Morris, Harris. A question about again, fourth quarter. I mean do you see any signs of a budget flush from your customers? Or again, is it more related to your specific Avaya relationship and new products that you’re seeing this growth?

And then I had a question on the Siemens-Huawei relationship that was recently announced. Siemens is an important reseller. Do you see any change in that position, given their new relationship with Huawei?

Gordon Stitt:	We have an excellent relationship with Siemens that dates back quite a few years, almost to our founding. So we continue to value that relationship. And I don’t anticipate any material changes there.

Again, in terms of the December quarter in terms of year end, I think it’s too early to tell. Last year as we mentioned, we did not see a year end budget flush on the calendar year. So again, I’m not smart enough to be able to predict or not predict that. But our information is looking at kind of an Extreme specific situation.

Subu Subrahmanyan:	Maybe just slightly that’s one way of looking at it. I mean competitively do you think there are share shifts going on, that you’re gaining share in the market?

Gordon Stitt:	Yes I do.

Subu Subrahmanyan:	Thank you.

Gordon Stitt:	Next question please?

Operator:	Thank you. Our next question is from Jiong Shao. Please state your company name followed by your question.

Jiong Shao:	Lehman Brothers. Thank you very much. Actually I have a couple questions. The first question is related to book to bill. I was wondering was that below one book to bill in line with your price expectation or not? And also, booking linearity, could you comment on the booking linearity throughout the quarter because one of your competitors has recently talked about how nowadays the quarter seems to be more backend loaded than it has been over the last couple of years?

Bill Slakey:	Okay, this is Bill. The – as far as linearity goes, the quarter was the typical sort of linearity generally. It was actually a little bit improved linearity in some geographies, Europe in particular. But generally speaking, the same sort of linearity we usually see.

And your first question?

Jiong Shao:	The book to bill below 1, was that in line with your price expectation?

Bill Slakey:	Given that this was a seasonally weak quarter both for reasons of Europe and our typical Q1, this was always a possibility and yes, it was on our radar.

Jiong Shao:	Okay. And my second question is about the gross margin. I know you guys guided gross margin to be sequentially down, but it was actually up nicely. So I was wondering could you comment on what are the positive prices or the things worked to your favor that have pushed that gross margin above your prior expectations?

Bill Slakey:	Those margins were a little higher than we expected this quarter. It was driven by very solid results on the service side, where gross margins were up over 6 points sequentially. That’s enough to move the overall needle. Going forward, we anticipate gross margins, something similar to what we’ve just reported. It will be very sensitive to product mix and channel mix.

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Jiong Shao:	Okay great. Thanks guys.

Bill Slakey:	Okay, thank you.

Operator:	Thank you. Our next question is from Christin Armacost. Please state your company name followed by your question.

Christin Armacost:	Thank you. I had a question about your service provider business picking up a little bit. Usually we associate a bulk of the service provider opportunity in Japan. But if Japan was a little bit weak, what other areas did you see growth in service provider? Maybe lets’ talk about are we potentially looking at 2005 as finally starting to see the Metro Ethernet deployment in the service provider that people have been looking for? Thanks.

Gordon Stitt:	Hi Christin, it’s Gordon. Without having the specific deal by deal in front of me, we did see improvements in most parts of the world. That is Asia, even some business in North America, and certainly Europe. A good part of our service provider business is in Japan. And as we’ve noted, that business can be and has been fairly lumpy due to the customer concentration. In terms of forecasting the Metro Ethernet deployment, it’s been a good business for us and a good steady market. I think you’re referring to the U.S. and I think the U.S. is really challenging there to look at large carriers. And I don’t think they’re in any particular hurry to go to this type of infrastructure. And the build-out that we are seeing in the U.S. is coming more from government entities, from states, local county governments that are building their own private Metro Ethernet networks.

Christin Armacost:	Great. Thank you.

Bill Slakey:	Thank you. Next question please.

Operator:	Thank you. Our next question is from Rich Church. Please state your company name followed by your question.

Rich Church:	Thanks, Unterberg Towbin. Could you give us any more color on the strength of Europe? Is that Avaya related? And then also Gordon, if you could talk about – you talked about converged applications. Could you give us any sense for what percent of revenue that comprises today and what kind of the goal would be over the longer term? Thanks.

Bill Slakey:	Okay, as it relates to Europe, Avaya was one of the contributors to the strong results, but far from the only. We did see strength across our traditional channels and the traditional products and pipeline.

Gordon Stitt:	Yes, and in terms of the percentage of business from conversions, I think that’s very hard to determine. I could give you anecdotal evidence that in terms of the specific enterprises that I’ve talked to or been involved in in deals, a big consideration for them in doing a network upgrade is towards implementing converged applications. And hence, my comments, my prepared comments on the call and that that is a very large factor I what’s driving new networks.

Rich Church:	Okay, and can I just follow-up Gordon? Any comments on any new product areas on the horizon?

Gordon Stitt:	Yes, we will have new products.

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Rich Church:	Ok.

Bill Slakey:	Next question please.

Operator:	Thank you. Our next question is from Jason Ader. Please state your company name followed by your question.

Jason Ader:	Hi. Thomas Weisel Partners. Just on the 10 gigabit Ethernet comment that you made, I think Bill you made them, on the growth there, how much of that was service provider related versus enterprise related? And then just sort of a follow-up, when do you think we might see an inflection point on demand within the enterprise for 10 gigabit Ethernet?

Gordon Stitt:	Let me address that, Jason. It’s Gordon. You know, demand for 10 gig is really driven by the size of the network. It’s driven by the demands for performance at the edge of the network. It’s not going to be a desktop technology. And therefore I think the growth curve will be a little bit different than we saw for 100 megabit and for gigabit. It has been good and steady. And our market base has been more what I would call, you know, more mainstream versus the early adopters, a little bit less for the guys building massive compute farms and buying 10 gig for performance, much more focused on the core of large enterprise, where it’s very high functionality in terms of routing and security capabilities along with 10 gig performance.

Jason Ader:	And the enterprise/service provider mix Gordon?

Gordon Stitt:	For 10 gig specifically?

Jason Ader:	Yes, do you have a sense of kind of where it’s going?

Gordon Stitt:	Where it’s going from us in terms of what our breakdown will be? I think it’s more on the enterprise side today. But I think as we move in the next year you’re going to see metro Ethernet carriers starting to upgrade their networks to 10 gig.

Jason Ader:	Okay thanks.

Bill Slakey:	Thank you Jason.

Gordon Stitt:	Thanks Jason.

Bill Slakey:	Next question please.

Operator:	Thank you. Our next question is from Stephen Kamman. Please state your company name followed by your question.

Stephen Kamman:	CIBC World Markets. Just on the – wanted to ask about Layer four – Foundry obviously refocusing there, Cisco may or may not be doing something in that space – any thoughts on where you guys may go on that in terms of adding functionality there? Also on the security side, when you talk about new products, is it going to be incremental functionality or where will it be going?

Gordon Stitt:	Yes, Steve, so in terms of the Layer four through seven, we’ve chosen to work with partners there. It’s not an area that you should expect us to introduce specific product for. I think on the security side, we do have a very robust security solution. That is one the reasons that people choose us. We break security down into two areas. One is at the edge of the network where we have our unified access which provides for access security in the network. And the

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other is in our core product where we have extensive security capabilities around our CLEAR-Flow functionality and our access control list. That’s probably something worthy of a separate conversation. But those are the areas that we are investing in in terms of what you would call increased functionality.

Stephen Kamman:	Okay, thanks very much.

Bill Slakey:	Thank you. Next question please.

Operator:	Thank you. Next question is from Samuel Wilson. Please state your company name followed by your question.

Samuel Wilson:	JMP Securities. Two questions. Really first, in general Gordon, you talked a little bit about the high end Black Diamond products. But can you tell me a little bit about the Summit product and how they’re doing? I know you’ve released a whole new suite of them, the 200, 300, 400. And also a little bit on the wireless LAN product, how has the ramp in wireless LAN gone versus your expectations – the product’s been generally kind of available now for almost a year? And Bill, just a question for you. Cash flow from operations was relatively strong again this quarter. It doesn’t look like it was from a significant reduction in working capital, so kind of what’s driving the cash generation right now and do you think that’s sustainable? Thank you.

Gordon Stitt:	Yes, Sam, this is Gordon. Wireless was roughly flat from last quarter in terms of the switch revenue. As you probably saw earlier this week, we introduced another member of our family there, the Summit 300-24 and it provided a lower entry point. One of the things that people felt was we had too many ports on our wireless switch. So we now have two Summit versions of the wireless switch. And we also during the quarter added wireless capability to the Alpine system and that did sell very well. But overall dollars are – were roughly flat. I would note that going forward that will be more difficult to measure since we are adding wireless capability into the modular system. And it’s tough to tell when somebody buys a blade – (A) how to allocate that; and (B) whether it’s associated with wireless or more with power over Ethernet. The first part of your question was around the Summit products. And as you noted, we did introduce three new families this calendar year. That is the Summit 200, the Summit 300 and the Summit 400 and just this week enhanced the Summit 300 series. Those new products are all doing well. I think the Summit 400 in particular has been tied up with our BlackDiamond 10K and provides a very nice solution for people giving a lot of security and performance in the core and great feature set at the edge of the network. So those product lines are all doing very well.

Bill Slakey:	And Sam, this is Bill. On your question on cash flow, the cash flow for the quarter was strong and some of it did come from working capital, but not all of it. Just a reminder that as I noted there, we do record about $6.4 million a quarter in depreciation, amortization and non-cash charges. And so with net income of $4.1 million plus $6.4 in non-cash expenses, that’s $10 million just from the income statement if you will. And going forward, I do expect that we’ll continue to expand profitability, drive cash that way. But I do expect that we will need to consume some cash too as we grow, for working capital.

Samuel Wilson:	Thank you, gentlemen.

Bill Slakey:	Thank you.

Operator:	Thank you. Our next question is from Erik Suppiger. Please state your company name followed by your question.

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Erik Suppiger:	Pacific Growth Equities. A few questions. First of all with Avaya, you noted that it’s moved from training to actually selling. Can you just talk about how many of the Avaya sales reps at this point are getting compensated or have quota related to Extreme?

Gordon Stitt:	Yes, this is Gordon. Avaya reps are compensated – get normal commissions on sales of Extreme products. And that’s been true this calendar year. In terms of quota, they don’t have a specific quota that’s broken out by product lines.

Erik Suppiger:	Is that – how broadly – is it all sales reps that are compensated?

Gordon Stitt:	It’s all U.S. sales reps.

Erik Suppiger:	Okay, and then you had noted that that’s gone worldwide. When did that go worldwide?

Gordon Stitt:	The original agreement that we signed in November was detailed in the North America market and I’ll just say less detailed in the overseas market. So we’ve been working region by region there to put the agreements into place.

Erik Suppiger:	Okay, and you noted your first joint product with Avaya will be coming out in early ‘05. Can you give us any discussion on what kind of form factor that would be or what we might look for?

Gordon Stitt:	Yes, it’s actually, I would term it a technology versus a product. And it is a technology that we will implement across all of our products through software. And there’ll also be some converged management tools, which you’ll see, which is also a software solution. And I just wanted to clarify here, I’m being corrected, that all of the reps around the world are compensated, not just North America.

Erik Suppiger:	Okay, the book to bill – Bill, I just want to understand, by suggesting that it was up from six months ago, can we presume that it was only slightly less than 1? Is that kind of the message to take away?

Bill Slakey:	Yes, the message is that for the last two quarters together, the book to bill is above 1. And it was just a little shift from one quarter to the next that effected the specific measurement this quarter. And we are talking about just a few million dollars of shift.

Erik Suppiger:	So slightly less than 1 is a reasonable calculation or a reasonable way to look at it?

Bill Slakey:	That’s fine.

Erik Suppiger:	And then finally where you noted that deferred revenues were because of the service contracts and whatnot, were you not seeing renewals on those or is it just the timing of when contracts expire that cause deferred revenue to come down?

Bill Slakey:	A little bit of timing of expirations. But the other thing that’s going on is that our contract services, our professional services business, is growing where we would be paid up front, for instance, helping develop or helping to design the RF network at a customer or helping to design the network itself. And then the revenue is recognized as certain milestones are hit. So that is a part of the service business we’re trying to grow. And this particular quarter it did come out of deferred revenue.

Erik Suppiger:	Why does that come out of deferred revenue?

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Bill Slakey:	If you’re paid up front, you get the cash and such, but you don’t recognize the revenue until certain performance milestones are hit.

Erik Suppiger:	All right, so you just hit some milestones this quarter?

Bill Slakey:	Correct.

Erik Suppiger:	Very good. Thank you very much.

Bill Slakey:	Thank you.

Operator:	Thank you. Our next question is from William Becklean. Please state your company name followed by your question.

William Becklean:	Yes, Oppenheimer. Bill, could you give us some guidance on share count going forward?

Bill Slakey:	Share count has been from an EPS basis has been expanding 1 or 2 million a quarter. And I think that’s a fair sort of range to use going forward.

William Becklean:	Okay thanks.

Bill Slakey:	Yes.

Operator:	Thank you. Our next question is from Chet White. Please state your company name followed by your question.

Chet White:	Hi. Merriman, Curhan, Ford & Company. Congratulations on sticking with your goals for the year – excellent job. And question on the applications. If you could maybe describe the application of some of the increasing metro opportunities you’re seeing. And I guess by that I specifically mean are you beginning to see some of the Ethernet backhaul opportunities in the broadband access network, or is this more of the typical Metro Ethernet opportunity? And then one follow-on.

Gordon Stitt:	Yes Chet, it is a mix, that in some of the geographies there is a fair amount of DSL backhaul that’s been a nice business for us. But some of it is the pure Metro Ethernet where we’re delivering a fiber connection directly to a business.

Chet White:	I see. And would you expect ‘05 metro business to continue the strong and possibly even become a bigger percentage of your revenue or are we in that type of early stage cycle that could become exciting?

Gordon Stitt:	That’s a tough one to call. And I’m not prepared to make a breakout forecast by market. I certainly am bullish on that market overall, but I’m also bullish that we can grow the enterprise market quickly next year.

Chet White:	Okay and then last follow-up is XOS. Is that migrating now through the rest of your product portfolio or what’s the rough timing on that?

Gordon Stitt:	Yes Chet, our plan is that we will put XOS on multiple platforms. And so I can’t claim it’ll flow through our product line like a hurricane, but we’ll get it there.

Chet White:	Okay, thank you very much.

Bill Slakey:	Thank you. Operator are there any other questions?

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Operator:	We do. Our next question is from Tal Liani. Please state your company name followed by your question.

Tal Liani:	Hi. I have one question. Last question is on the margin level, there was improvement this quarter. And the question is what’s your long term goal? And second, how much more can the service margin improve in the near term in the longer term? Thanks?

Bill Slakey:	Tal, this is Bill. The goal that we laid out for the December quarter was gross margins in a range of 52% to 55%. I’d like to finish the December quarter, hit that range and then we will outline future thoughts once we’ve operated within that range for December.

As far as service goes, we have seen quite a bit of improvement over the last year on the service gross margins. I expect that the improvement from here will be much, much more modest, particularly over the next several quarters where we’ll be putting in place an infrastructure and such to handle the growth that we’ve seen in that business.

Tal Liani:	Thank you.

Bill Slakey:	Thank you.

Operator:	Thank you. Our final question is from Andy Schopick. Please state your company name followed by your question.

Andy Schopick:	Thank you. Nutmeg Securities. Most of what I wanted to cover certainly has been – to ask has been covered. But Bill, I’ll ask you one question about just asset management in general on your marketable securities. What if anything are you doing to initiate any programs to shorten maturities, to take advantage of rising interest rates? Can you comment on that?

Bill Slakey:	Andy, to be honest, I’d rather not go into our cash management strategy not other than just to note that it tends to be very conservative. We have been moving a little bit more short term to take advantage of what we do think will be a rising interest rate environment. But beyond that, I’d really rather not go into the specifics of it.

Andy Schopick:	Okay thanks.

Bill Slakey:	Thank you.

Operator:	Gentlemen, that is all our questions.

Bill Slakey:	All right. Thank you everyone for joining us this afternoon. We appreciate the time.

Operator:	Thank you. Ladies and gentlemen, this concludes the Extreme Networks Quarterly Results conference call. If you would like to listen to a replay of today’s conference, you may dial 303-590-3000 or 800-405-2236 followed by access number 11010857. Once again, we thank you for your participation. Have a great evening. You may now disconnect.

END

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